EXHIBIT 5

December 30, 2010

Board of Directors
Hancock Holding Company
One Hancock Plaza
2510 14th Street
Gulfport, MS 39501

Gentlemen:

We have acted as counsel for Hancock Holding Company, a Mississippi corporation in connection with the filing of its Form S-8 for the registration of 250,000 shares of Common Stock, par value $3.33 per share, of Hancock Holding Company under the Securities Act of 1933. The Registration Statement is being filed in connection with Hancock Holding Company's offering such shares pursuant to the Hancock Holding Company 2010 Employee Stock Purchase Plan.

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of Hancock Holding Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock, par value $3.33 per share, of Hancock Holding Company when issued and sold in accordance with the terms and conditions of the 2010 Employee Stock Purchase Plan will be legally issued, fully paid and non assessable shares of Common Stock of Hancock Holding Company.

This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to Form S-8.

       Sincerely,

       /s/ Watkins Ludlam Winter & Stennis, P.A.

       WATKINS LUDLAM WINTER & STENNIS, P.A.